Exhibit 10.25

PRIVATE & CONFIDENTIAL

Hermann Waldemer

Lausanne, April 1, 2009

Dear Hermann,

Further to your annual performance assessment and discussion with your supervisor, we are pleased to confirm that effective as of April 1, 2009, your annual base salary is being increased by 4%.

from	CHF 1,032,500.00 p.a.*	/ CHF 79,423.08 p.m.*
to	CHF 1,073,800.00 p.a.	/ CHF 82,600.00 p.m.

Your new Position in Range as a result of this salary increase is now 19%.

All other conditions relating to your employment with Philip Morris International Management S.A. remain as stated in your letter of employment issued at the time of the engagement and, if applicable, in any subsequent amendments.

We take this opportunity of wishing you continued success and satisfaction.

Yours sincerely,

Peter-Paul Adriaansen Director Human Resources Decision Support & Business Partner Switzerland

*	p.a. = annual
*	p.m. = monthly